Exhibit 99.2

Heritage Commerce Corp Declares Quarterly Cash Dividend of $0.12 Per Share

San Jose, California — October 24, 2019 — Heritage Commerce Corp (Nasdaq: HTBK), the holding company for Heritage Bank of Commerce, today announced that its Board of Directors declared a quarterly cash dividend of $0.12 per share to holders of common stock.  The dividend will be payable on November 19, 2019, to shareholders of record at close of business day on November 5, 2019.

“We view regularly quarterly cash dividends as an excellent means of rewarding our loyal shareholders.” stated Keith A. Wilton, President and Chief Executive Officer.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Mateo, San Rafael, Sunnyvale, and Walnut Creek.  Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in Santa Clara, CA and provides business-essential working capital factoring financing to various industries throughout the United States.  For more information, please visit www.heritagecommercecorp.com.

Member FDIC

For additional information, contact:

Debbie Reuter

EVP, Corporate Secretary

Direct:  (408) 494-4542

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